Exhibit 5.6

McAFEE & TAFT

A PROFESSIONAL CORPORATION

8TH FLOOR • TWO LEADERSHIP SQUARE
211 NORTH ROBINSON • OKLAHOMA CITY, OK 73102-7103
(405) 235-9621 • FAX (405) 235-0439
www.mcafeetaft.com

 April 14, 2021

CoreCivic, Inc.
10 Burton Hills Boulevard
Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as counsel to Avalon Tulsa, L.L.C., Carver Transitional Center, L.L.C., Fort Worth Transitional Center, L.L.C., Southern Corrections Systems of Wyoming, L.L.C., and Turley Residential Center, L.L.C. (the “Oklahoma Guarantors”) in connection with their guarantee of $450,000,000 aggregate principal amount of 8.25% Senior Notes due 2026 (collectively, the “Notes”) to be issued by CoreCivic, Inc., a Maryland corporation.  The Notes are being issued under an Indenture dated September 25, 2015 (the “Base Indenture”), by and among CoreCivic, Inc. and Regions Bank, as successor to U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented and amended by a Third Supplemental Indenture dated April 14, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among CoreCivic, Inc., the other guarantors party thereto, and the Trustee.  The Notes are being guaranteed by the Oklahoma Guarantors on a senior unsecured basis pursuant to the guarantee included in the Indenture (the “Guarantee”).

Documents Reviewed

We have reviewed the following documents:

(i)	Indenture;

(ii)	Underwriting Agreement dated April 7, 2021, between CoreCivic, Inc. and Imperial Capital LLC, as representative of the underwriters named therein (the “Underwriting Agreement”);

(iii)
Registration Statement on Form S-3ASR (No. 333-255070) (as amended, the “Registration Statement”) by CoreCivic, Inc., a Maryland corporation, and the subsidiary guarantors listed in the Registration Statement, and the base prospectus contained therein as supplemented by the prospectus supplement, dated April 7, 2021 (collectively, the “Prospectus”);

(iv)	Articles of Organization of the Oklahoma Guarantors as certified by the Oklahoma Secretary of State on April 5, 2021;

(v)	Operating Agreements of the Oklahoma Guarantors as certified by the sole member of the Oklahoma Guarantors as of April 6, 2021;

(vi)
Written consent of each of the sole members of the Oklahoma Guarantors as certified by Damon T. Hininger, the Chief Executive Officer of each of the sole member of each of the Oklahoma Guarantors, as of April 6, 2021; and

(vii)	Certificates regarding the good standing of the Oklahoma Guarantors issued by the Oklahoma Secretary of State on April 9, 2021.

 Opinions

Based upon the foregoing, it is our opinion that:

1.
Each of the Oklahoma Guarantors validly exists as a limited liability company in good standing in Oklahoma.

2.
Each of the Oklahoma Guarantors has the limited liability company power to execute and deliver the Underwriting Agreement and the Indenture to which it is a party and to perform its respective obligations thereunder, including its guarantee of the Notes.

3.
Each of the Oklahoma Guarantors has duly authorized the execution, delivery, and performance of the Underwriting Agreement and the Indenture to which it is a party by all necessary limited liability company action.

4.
To the extent execution and delivery of the Supplemental Indenture and the Underwriting Agreement are covered by Oklahoma law, the Supplemental Indenture and the Underwriting Agreement have been duly executed and delivered by the Oklahoma Guarantors.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a)          The opinion in 1 above is based solely on our review of the documents described in (iv) and (vii) above.

(b)         By “validly existing” in the opinion in 1 above we mean each Oklahoma Guarantor is a limited liability company under the Oklahoma Limited Liability Company Act.

(c)
We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d)
We have assumed the Oklahoma Guarantors have physically delivered the executed Supplemental Indenture and the executed Underwriting Agreement without condition and with the intention to be immediately bound by it.

(e)
We have assumed that each of the persons whose consent is required to authorize the Oklahoma Guarantors to execute and deliver the Underwriting Agreement and Supplemental Indenture, (i) if an entity, exists in good standing under the law of the jurisdiction of its formation; and (ii) has taken all action necessary or received all necessary authorizations under any applicable organizational documents and applicable law to authorize the execution and delivery of the Underwriting Agreement and Supplemental Indenture by the Oklahoma Guarantors and the performance of their obligations thereunder.

(f)
This opinion is based only on the laws of the State of Oklahoma.  We express no opinion about the laws of any other state or jurisdiction.

(g)
We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of any indentures or any of the related agreements executed or delivered in connection therewith.  We have been retained solely for the purpose of rendering certain opinions under Oklahoma law.  This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type.  We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

The opinions expressed herein are solely for the benefit of the addressees hereof.  This letter may also be relied upon by the successors and permitted assignees of the addressees of this letter subject to the conditions and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee, or to take into account changes in law, facts, or any other developments of which we may later become aware (iii) any such reliance must be actual and reasonable under the circumstances existing at the time, including any circumstances relating to changes in law, facts, or any other developments known to or reasonably knowable by such party at such time, (iv) our consent to such reliance shall not constitute a reissuance of the opinions expressed in this letter or otherwise extend any statute of limitations period applicable to this letter on its date, and (v) in no event shall any such party have any greater rights with respect to this letter than the original addressee of this letter on its date.  Copies of this letter may be delivered to, but not relied upon by, (x) independent accountants, attorneys, and other professional advisors acting on behalf of the addressees of this letter and their successors and permitted assignees in connection with the transactions referred to herein, (y) any regulatory agency having supervisory authority over an addressee, its successors or assignees, and (z) other parties as required by the order of a court of competent jurisdiction.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McAfee & Taft